Exhibit 10.5

LEASE CONTRACT FOR USE OTHER THAN HOUSING PURSUANT TO
ART. 27 L. 392/78

Contract ID : 0290237410/21

Milan li’ 01/04/2021

-1 With this private writing, SERIM S.p.A., with registered office in Milan, via Santa

Hoffmann, represented here, just power of attorney Notary Alessandra Zizanovich of 19. 11.2020 -number of Rep. 32528 and Racc. number 14963 by MOPI Management S.r.l., with registered office in Milan, via Santa Radegonda 14, C.F.: 09558270964, in the person of its legal representative pro-tempore, geom. Chiara Spagnolini, hereinafter referred to as Lessor or Lessor Party, leases to KAP S.R.L, with registered office in Milan, Piazza San Giorgio 2, C.F.: 09703750969, in the person of its Director Unico SALA MARCO, born in Lecco (LC), on 17/08/1981, C.F.: SLAMRC81M17E507G, hereinafter referred to as Tenant or tenant or Conductor Party, which accepts the following real estate units located in MILAN (Ml), via Ripamonti 1/3, with cadastral details identified by Sheet 526, Map 67, Subordinate 762, Census Zone 2, Category A / 10, Class 5, Consistency 4.50 rooms, Cadastral Income Euro 2,730.77, Ground floor, consisting of 4 rooms, 1 bathroom and portion of courtyard for exclusive use, and Sheet 526, Map 67, Subordinate 761, Zone cens. 2, Category A / 1O, Class 5, Consistency 8.50 rooms, Cadastral income Euro 5,158.11, Ground floor, consisting of 7 rooms, 3 bathrooms and portion of courtyard for exclusive use, as indicated in the floor plans that are delivered together with this contract.

The lease is for the exclusive use of OFFICE.

-2 The lease has a duration of 6 years and that is from 01/04/2021 to 31/03/2027 and will be renewed for an equal period, without prejudice to the right of cancellation, to be given at least 12 months before the deadline, by registered letter to. r. without prejudice to all other agreements.

-3 The initial annual fee is Euro 65,000.00 (sixty-five thousand / 00), plus VAT for down payment for expenses and services (advance payment that is adjusted according to the first final operating profit), in total, Euro 69.140,00 plus VAT to be paid to the domicile of the Lessor or who expressly appointed by the same to collect, or, also, by means of monthly payment in advance with MAV by the 20th of each month. E’ the Lessor’s right to modify, in the course of the lease, the mode of collection of the fee, as well as to indicate a different person in charge of collection, renouncing as of now the Conductor to any opposition in this regard.

Failure to pay the sum and/or failure and/or late payment, even in part, beyond the scheduled expiry of the individual installments, will entitle the lessor to terminate the contract for fact or fault of the tenant, pursuant to Article 1456 of the Civil Code, with the obligation to immediately return the area. Payment will be due and cannot be suspended for any reason, even if the tenant does not use the real estate unit for any reason. The reason for the reduction of work and / or suspension of work due to pandemic-epidemic and / or any other problem, albeit serious, can absolutely not be used by the tenant to suspend and / or interrupt and / or postpone the payment of the fee and / or modify it in any way. In about Covid 19, (or similar situations) the conductor is aware of the measures that have been applied and that may still be applicable and nevertheless, accepts the risk of the possibility of reduction and / or suspension of work, for which, now for then undertakes not to dispute the amount of the rent that will be, in any case, due to the lessor, at the contractually established deadlines. Regardless of any external problems.

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-4 The rent will be updated every year by the Lessor, automatically and without the need for written communication, to the extent equal to the entire variation of the consumer price index ascertained by ISTAT for the families of workers and employees, with reference to the index of the month of commencement of this contract, or, in any case, to the maximum extent allowed by current regulations.

-5 The parties mutually acknowledge that the premises are equipped with an independent heating system and an independent air conditioning system. The Tenant undertakes to maintain the heating boiler as well as to comply with current regulations on the subject and to stipulate, according to the regulations in force on the subject, a maintenance contract for the same with a qualified company no later than 60 days from the stipulation of this contract. This contract must be presented at the simple request of the Lessor. In the event that the Tenant does not fulfill the above obligations, the Lessor will have the right to provide directly for the maintenance works by charging the cost to the Tenant, who accepts from now on and without exception, without prejudice to the right of the Lessor to terminate the contract ipso jure for fact and fault of the tenant pursuant to art. 1456 e.e.

The extraordinary maintenance interventions to the heating boilers are at the expense of the tenant who will carry them out through his own maintainer giving, however, prior notice to the Lessor. The costs for the ordinary and extraordinary maintenance of the heating and air conditioning systems are borne by the Tenant. This clause is considered by the parties essential for the conclusion of this contract.

-6 The Lessor reserves the right to place meters for the measure of cold water consumption: in this case the Tenant undertakes to repay the relative expense (cost of the appliance and its installation) and to pay the water fees due to its consumption, as well as the detection charges.

-7 No action may be brought by the defaulting Tenant, who must provide for the full payment of fees and expenses, before being able to activate any alleged right or exception. In spite of the non-payment of rent and expenses, the tenant will never be able to invoke, as a legitimate justification, the major cause and / or the excessive burdensomeness that has occurred, nor the non-use of the leased property, nor other justifications of any kind. This clause is considered by the parties essential for the stipulation of this contract and, in case of violation, the contract will be considered terminated pursuant to art. 1456 C. c.

-8 It is the sole responsibility of the Tenant to provide all the appropriate administrative authorizations and, in any case, permits of any gene and species that may be necessary for the exercise of the contractually envisaged activity, as the real estate unit is accepted for lease in the state of fact and law in which it is located. Any failure or delay in granting such authorizations and permits cannot be a cause of termination of the contract or delay or omission in the payment of fees and expenses.

-9 It is forbidden for the Tenant to change the contractually declared intended use, to block, grant on loan or in any case grant to third parties, even partially, the leased property, as well as to transfer the contract to others, except for the provisions of Article 36 of Law 392/78. This clause constitutes an essential condition of this contract and in the event of a violation, the contract will be considered terminated by law pursuant to art. 1456 e.e., without prejudice to compensation for damages.

-10 It is forbidden for the Conductor: to place fixed or fixtures in the walls, to install radio or TV antennas; to carry out activities that may cause disturbance or harassment to other conductors; to throw into sanitary appliances, sinks, sinks or garbage dumps material that obstruct the pipes; to clutter stairs, courtyards and porches and to use them otherwise than just for passage; to place safes or other objects of excessive weight, to introduce into the premises substances that are easily flammable or explosive; to display signs, signs or writings without the permission of the Lessor; to make use of means of sales claims that may prejudice the decorum of the building.

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-11 The Tenant undertakes not to make any changes to all the premises and facilities, without the prior written consent of the Lessor. Failure to comply with this agreement determines ipso jure the termination of the contract to the detriment and expense of the Tenant, pursuant to art. 1456 of the Italian Civil Code. The improvements and additions made by the Tenant, even if authorized by the Lessor, will remain in favor of the Lessor at the end of the lease, provided that the Tenant is entitled to claim any compensation and/or refund. In case of authorizations for interventions on plants that require the issuance of certifications required by law, it is the obligation of the tenant to issue, within 20 days from the construction of a new plant and / or modified plant, the Declaration of Conformity obtained from the company executing the works. Failure to deliver the aforementioned Declaration within the terms indicated will be a cause for contractual termination pursuant to art. 1456 of the Italian Civil Code. In any case, the lessor’s right to demand the restoration of the premises at the time of the return of the real estate unit at the expense of the conducting Party is reserved.

-12 The Tenant declares to have viewed the leased property and to have found it in a good state of maintenance pursuant to art. 1575 e.e., as well as suitable for the agreed use, and, in any case, free from defects which diminish its suitability. In any case, accept the premises as seen and liked.

-13 The Tenant is the guardian of the leased thing with the obligation to maintain it with the diligence of the good father of the family and to return it to the Lessor, at the end of the lease, in the same state in which he received it. In particular, the Tenant is responsible for providing for the repairs referred to in art. 1576 e.e., as well as repairs and replacements resulting from the use of the leased property or the equipment existing therein, as well as, by express agreement, repairs and replacements concerning the windows or parts of systems belonging exclusively to the leased property. In case of non-fulfillment of the aforementioned obligations, the Lessor has the right to provide for the aforementioned repairs in replacement and at the expense of the Tenant, who will be required to reimburse the same within fifteen days of the request. A similar right is granted to the Lessor in the event of failure to carry out the order for maintenance of the heating system.

The Lessor is in any case exempt from any responsibility for the damages that failures to comply with the aforementioned obligations derive from third parties, damages whose compensation will be borne exclusively by the Tenant. In the event that the rented property needs repairs that do not charge the Tenant, the latter is required to promptly notify the Lessor in writing, under penalty of compensation for any damage resulting from the delay.

-14 The repairs referred to in Article 1576 of the Italian Civil Code, as well as any ordinary and extraordinary maintenance concerning both movable things and all systems, are the responsibility of the Tenant. The Lessor may carry out repairs of an urgent nature, without paying any compensation to the Tenant, even if the latter, as a result of them, suffers inconveniences of more than 20 days, thus expressly derogating from the provisions of articles 1582 and 1584 e.e.

-15 The Tenant exempts the Lessor from any liability for direct and indirect damages that may derive from him, in the common parts of the building, from the culpable act of the Lessor and / or its employees, including the doorman, or third parties in charge of carrying out works in general.

In addition, in case of any theft with or without burglary and even in the presence of scaffolding, the Lessor will not be liable for any damage and also any damage derived to the entrance door and / or to the internal parts and / or windows of the rented real estate unit must be restored by the conducting Party. The Tenant exempts the Lessor from any responsibility for damages that may occur, where they are not covered by insurance guarantee and / or the insurance company considers compensation not due, for humidity, invasion or infiltration of water, for regurgitation of sewer, existence of animals and insects. The Lessor is exempt from any liability for any suspension or reduction of services and for consequential damages.

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-16 The Tenant, only if there are serious reasons, may withdraw from the contract, giving notice by registered letter to the Lessor, with notice of at least 6 (six) months before the date on which the withdrawal must be executed. If the Tenant should release the premises earlier than the expiry of the term of 6 (six) months notice, the same is obliged, at the time of return of the premises, to pay fees and expenses for all the remaining period of notice.

-17 The Tenant waives the faculty provided for in Article 1578, first paragraph, e.g., concerning the defects of the leased things and the guarantee for harassment by third parties referred to in Article 1585 e.e.

-18 In the event of unsuitability for the contractual use of all or part of the leased property, the Lessor must return only the part of the advance consideration, proportional to the non-enjoyment, excluding any other compensation and any compensation for damages, even in the hypothesis of the second paragraph of Article 1578 e.e.

-19 The Tenant, if the concierge service exists or is established, is required to observe the procedures that regulate the service itself and the rules given by the Lessor. This has the right, in addition to establishing, also to suppress the concierge service by replacing it with cleaning services. In addition, the Lessor reserves the right not to provide the concierge service on days of rest, absence or holidays of the doorman and on midweek holidays.

-20 The Owner will have the right at any time - upon notice - to visit, or have trusted technicians visit , the rented property, to verify compliance with the contractual agreements. If the Lessor intends to sell the property or in case of cancellation of the lease relationship, the Tenant, within seven days of the request, must indicate to the Lessor at least three days of the week in which, for three consecutive hours, between 10.00 and 19.00, the same will have the right to have the property visited by third parties, under penalty of compensation for any damage caused by the refusal. From the first day of the last semester of lease, the Tenant must allow the Lessor to apply signs on the lights facing the road advertising the next availability of the premises.

-21 The Tenant declares that what he will introduce into the leased real estate unit is his full and exclusive property and that, on these assets there is no privilege of third parties, except for those goods, subject to a loan contract with third parties and / or rental contract and / or whose ownership is owned by financial leasing companies, and that the Tenant undertakes to remove, at his own care and expense, from the leased property at the end of the lease.

-22 In case of re-abandonment, both total and partial, or renovation of the building, the Lessor has the right to terminate the lease, without compensation for damage, giving 6 months’ notice to the Tenant.

-23 The Tenant clearly accepts as a full part of this contract the Internal Regulations of the Building and the “Regulations for Tenants” deposited at the ASSOCIATION MILANESE OF THE BUILDING PROPERTY registered in Milan on 5/3/2004 series 3 n. 2320, d and which has withdrawn copies. The violation of the rules of the Regulations, if contested at least three times to the Tenant by registered letter, will determine, ipso jure, the termination of the contract pursuant to Article 1456 e.e. The Tenant also undertakes not to stop with cars of any type or even with other vehicles in the courtyard areas, in the access avenues and, in any case, in the private areas all surrounding the building, as well as on the ramps or in the access passages to the garages. In expressly accepting these limitations, the Tenant acknowledges the good right of the Lessor, in case of non-compliance, to have removed at his own care, but at the expense of the conducting party, the vehicles that may be found parked in the areas described above it also expressly exempts the Lessor from any liability for damage that may arise to its vehicle during the removal operations.

-24 To guarantee the exact fulfillment of the contract, the Tenant constitutes a security deposit equal to three months’ rent. And it is productive of legal interest that will be, at the end of each year of lease, paid to the Tenant, upon relative registered request. The deposit can never be charged by the Tenant to pay the fee, nor the ancillary charges. It will be returned after the return of the premises, provided that the Tenant appears to have fulfilled the obligations all arising from the first exempt contract; otherwise, the deposit will be, without any formalities, acquired totally by the Lessor, without prejudice to the right to compensation for greater damages. The Lessor has the right to obtain at any time the increase in the security deposit in proportion to the variations in the rent, however occurred.

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-25 For all purposes of this document, including the service of enforcement acts, the Tenant declares to be domiciled in the rented real estate unit, even if the same, later, no longer lives there

-26 The Tenant undertakes to take out insurance with a primary company to cover all the risks deriving from the performance of its own activity, including civil liability towards any users, for fires, gas leaks or other disasters, with a maximum of not less than Euro 260,000.00. =, providing, within thirty days from the beginning of the lease, a copy of the relative policy to the lessor. Failure to comply with this charge will be a cause for termination pursuant to art. 1456 e.e.

-27 The tenant acknowledges that the premises are delivered unpainted and is fully aware of and accepts that the painting of the premises, during the lease, may take place exclusively with light colors, with the express exclusion of the application of strong colors such as non-exhaustive, black, blue, red and brown. Therefore, the premises at the time of return must present a painting carried out only with light colors.

-28 The Tenant, following interventions on the plants, undertakes to deliver to the Lessor, all the technical documentation and related declarations of conformity. If this documentation is not delivered, the Lessor will have the right to request from a trusted technician everything necessary to certify the changes made to the systems. This cost will be charged in full to the Tenant.

-29 The tenant acknowledges and accepts that failure to return the keys to the release of the property and, both of the common parts and of the real estate unit, will result in the charge of the costs for the replacement of the locks and all the necessary keys, even of the common parts in number equal to the real estate units present in the building. The amount may be withheld during the liquidation phase final of the entitlements of the contract, also from the deposit, if any.

-30 All expenses of this contract and its possible renewals, as well as taxes, fees and stamp surcharges and the costs of collection and receipt, are borne by the Tenant, except for the registration tax which is borne equally by both Parties. In case of early termination of the contract by the Tenant remains at his full expense the expense for the fulfillment of the practice and the tax relating to the early termination of! contract.

-31 Any modification to this contract must result from a written act.

-32 The Tenant authorizes the Lessor, as well as the administration and management body of the real estate unit covered by this contract, to use his personal data, taking out the telephone number, also committing himself to notify of any change. It also authorizes the aforementioned to communicate the same data to the Insurance Company and / or to third parties, always in relation to the obligations connected with the lease.

-33 The Lessor expressly declares to opt for the subjection to value added tax (VAT) with the consequent application of the registration tax in a proportional measure with the current rate of 1% (art. 35 paragraphs 8 et 1O, DL 04/07/2006 n. 223, converted into L.04/08/2006 n. 248). The parties mutually acknowledge that this registration tax is borne by each of the parties to the same extent for both parties.

-34 The Lessor undertakes to provide the Tenant who declares to accept the Energy Certification Certificate.

-35 The Tenant acknowledges, and expressly accepts, that the Lessor has entrusted the technical / administrative management of the contract stipulated here and of the unit here leased, to a third party, to which the Tenant must make exclusive reference.

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-36 The Tenant, to guarantee the payment of rents and expenses, at the same time as signing this lease, delivers to the Lessor the amount equal to three months of the rent, plus expenses. This amount, unproductive of interest and so on, in case of delay in the payment of rents by the tenant himself, can be used, at the discretion of the lessor, during the lease. In case of non-use, this amount will be returned at the end of the lease, provided that there is no residual debt for rents and expenses. The Parties agree that this guarantee, in the event of the Tenant’s default, does not affect the eviction action for arrears and / or recovery of any credit, as the use during the rental period is at the discretion of the lessor, who may decide to use this amount even during the eviction phase. If the warranty is used during the rental period, the tenant must promptly reinstate it, in whole or in part if used partially, within 90 days of its use.

Failure to reinstate the sum used in the aforementioned term will authorize the lessor to take legal action for the recovery of the credit. This clause is considered by the parties essential for the stipulation of this contract, without prejudice to the right of the Lessor to terminate the ipso-jure contract for fact and for the fault of the tenant pursuant to Art. 1456 e.e.

-37 Given the uncertainty of the markets due to the pandemic period still in progress, the parties agree to apply a discount, for the first year a reduction in the fee of Euro 20,000.00 =, for the second year a reduction in the fee of Euro 15,000.00=, for the third year a reduction in the fee of Euro 10,000.00=, for the fourth year a reduction in the fee of Euro 5,000.00=, without prejudice to the application of the annual ISTAT adjustment on the fee of Euro 65,000.00=.

-38 The parties mutually acknowledge that for everything not expressly regulated in this contract, explicit reference is made and made to the Civil Code.

The Tenant	The Lessor

/s/ KAP SRL	/s/ MOPI Management S.r.l.

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In accordance with art. 1341 of the Civil Code the Parties, after reading each clause and re-reading those of this contract referred to in the following points: 3 (payment of fees even in case of non-use), 5 (heating and air conditioning service), 6 (cold water meters), 7 (prohibition of actions for defaulting tenant and impossibility of remedying due to force majeure, the excessive burden of the leased property), 8 (permits and administrative authorizations), 9 (prohibition of sublease and change of use), 1O (various prohibitions), 11 (changes and improvements), 12 (acceptance of the status of the real estate unit), 13 (custody and repairs), 14 (urgent maintenance and repairs), 15 (exemption from liability for damages), 16 (withdrawal), 17 (waiver of termination for defects and guarantee for harassment), 18 (unsuitability for use during lease), 19 (suspension of concierge service), 20 (right of access), 22 (re-loading), 23 (Regulation and termination), 24 (security deposit), 26 (insurance), 27 (local whitewashing), 28 (technical documentation), 29 (charge of missing keys), 33 (option to subject VAT regime and registration tax), 36 (guarantee payment of fees and expenses), 37 (fee reduction and ISTAT update), declare that the same have been the subject of specific negotiation individual and to expressly approve them. Milan li’ 01/04/2021

The Tenant	The Lessor

/s/ KAP SRL	/s/ MOPI Management S.r.l.

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Revenue Agency
BUILDINGS CADASTRE
Uflclo Provincial of
Milan

Protocol Diohieration n,of Pl.animetria of u.l.u. In the Municipality of AC Milan Road Joseph Ripa.inont:.1	oiv. 1/3
Cadastral Identifications: Section: Sheet: 526 Partoella: 67 Subordinates: 762	Colllpilata by: Of Tuna D nicle Member of the Alb Surveyors or: N. 8B61 ProY. AC Milan

Card n, 1 Soala 1: 200

GROUND FLOOR
2.90 a.m.

OTHER U. 1.U.
GARDEN AT TRA U. 1.U.
ALTRAU.I.U.
COMMON GARDEN
COUF
COURTYARDS. AND OWNED
ALTPAUILI.
ING. RECEPTION
OFFICE OFFICE
IcFFICI:I
OTHER U.I.U.
COMMON COURTYARD
N

Compilata da:
Di Tommo Daniele
Iscritto all'albo:
Geometri
Prov. Milano

Identificativi Catastali:
Sezione:
Foglio: 526
Particella: 47
Subalterno: 761

Dichiarazione protocollo n: del
Planimetria di u.i.u. in Comune di Milano
Via Giuseppe Ripamonti

Agenzia delle Entrate
CATASTO FABBRICATI
Ufficio provinciale di
Milano

Scheda n.1

GROUND FLOOR
3.00 a.m.

AUAAU.I.U.
RAMPA BOX
GIARDINO DI PROPRIETA'
LTRAU. I.U.
GIARDINO COMUNE
CORTILE DI PROPRIETA'
CORTILE DI PROPRIETA'
W.C.
DIS
CORTILE ALTRA U.I.U.
CORYLE COT Rle

FIRST FLOOR
2.90 a.m.

COURTYARD 01 PROPRIEIA'
W.C.
UFFICIO
UFFICIO
CORTILE COMUNE
DIS
W.C.
UFFICIO
UFFICIO
COURTYARD cOMU le

N